Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports First Quarter EPS of $0.26

•	Net earnings of $57.5 million, or $0.26 per diluted share, compared to net earnings of $15.0 million, or $0.08 per diluted share

•	Deliveries of 3,186 homes – up 28%

•	New orders of 4,055 homes – up 34%; cancellation rate of 15%

•	Backlog of 4,922 homes – up 82%; backlog dollar value of $1.5 billion – up 105%

•	Revenues of $989.9 million – up 37%

•	Gross margin on home sales of 22.1% – improved 120 basis points

•	S,G&A expenses as a % of revenues from home sales of 12.0% – improved 290 basis points

•	Operating margin on home sales of 10.1% – improved 410 basis points

•	Lennar Homebuilding operating earnings of $67.1 million, compared to $20.0 million

•	Lennar Financial Services operating earnings of $16.1 million, compared to $8.3 million

•
Rialto Investments operating earnings totaled $1.7 million (including an add back of $0.3 million of net loss attributable to noncontrolling interests), compared to $9.4 million (including an add back of $4.3 million of net loss attributable to noncontrolling interests)

•	Lennar Homebuilding cash and cash equivalents of $1.1 billion

•	Issued $275 million of 4.125% senior notes due 2018 and an additional $175 million of the 4.750% senior notes due 2022

•	No outstanding borrowings under the $525 million credit facility

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 49.3%

(more)

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Miami, March 20, 2013 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its first quarter ended February 28, 2013. First quarter net earnings attributable to Lennar in 2013 were $57.5 million, or $0.26 per diluted share, compared to first quarter net earnings attributable to Lennar of $15.0 million, or $0.08 per diluted share, in 2012.
Stuart Miller, Chief Executive Officer of Lennar Corporation, said, “Our first quarter results clearly reflect continued improvement in the marketplace. Current market conditions are driven by strong demand resulting from low interest rates and attractive home prices, which have led to very affordable monthly payments, compared to increasing rental rates. Supply continues to be limited by low home inventories and fewer competing homebuilders. Accordingly, pricing trends have been positive, as shown by a 13% increase in the average sales price of homes in our backlog at quarter-end, compared to last year.”
Mr. Miller continued, “Against this backdrop of recovery in the housing market, we have continued to be a very active land purchaser spending almost $500 million on land in the first quarter. We are well positioned for 2013 and 2014 so our land focus is now primarily on homesites for 2015 and beyond.”
“We've seen the operating leverage in our business improve significantly as evidenced by a 410 basis point improvement in operating margin, compared to last year. Our new orders, deliveries and backlog have also shown strong increases backed by the improved market conditions.”
Mr. Miller concluded, “Our homebuilding business together with our financial services operations continue to be the primary drivers of our quarterly results and earnings growth. Concurrently, our businesses of Rialto, Lennar Multi-Family and FivePoint Communities continue to mature and position our company for even stronger, long-term value creation.”

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RESULTS OF OPERATIONS
THREE MONTHS ENDED FEBRUARY 28, 2013 COMPARED TO
THREE MONTHS ENDED FEBRUARY 29, 2012
Lennar Homebuilding
Revenues from home sales increased 40% in the first quarter of 2013 to $855.1 million from $610.7 million in the first quarter of 2012. Revenues were higher primarily due to a 28% increase in the number of home deliveries, excluding unconsolidated entities, and a 9% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 3,174 homes in the first quarter of 2013 from 2,472 homes in the first quarter of 2012. There was an increase in home deliveries in all the Company's Homebuilding segments and Homebuilding Other. The average sales price of homes delivered increased to $269,000 in the first quarter of 2013 from $246,000 in the same period last year. Sales incentives offered to homebuyers were $23,300 per home delivered in the first quarter of 2013, or 8.0% as a percentage of home sales revenue, compared to $34,200 per home delivered in the same period last year, or 12.2% as a percentage of home sales revenue, and $25,800 per home delivered in the fourth quarter of 2012, or 9.0% as a percentage of home sales revenue.
Gross margins on home sales were $189.0 million, or 22.1%, in the first quarter of 2013, compared to $127.9 million, or 20.9%, in the first quarter of 2012. Gross margin percentage on home sales improved compared to last year, primarily due to a greater percentage of deliveries from the Company's new higher margin communities (communities where land was acquired subsequent to November 30, 2008), a decrease in sales incentives offered to homebuyers as a percentage of revenue from home sales, an increase in the average sales price of homes delivered and lower valuation adjustments, partially offset by an increase in materials and labor costs. Gross profits on land sales totaled $3.0 million in the first quarter of 2013, compared to $2.9 million in the first quarter of 2012.
Selling, general and administrative expenses were $102.2 million in the first quarter of 2013, compared to $91.1 million in the first quarter of 2012. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 12.0% in the first quarter of 2013, from 14.9% in the first quarter of 2012, due to improved operating leverage as a result of increased absorption per community.
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was ($0.9) million in the first quarter of 2013, related to the Company's share of operating losses of Lennar Homebuilding unconsolidated entities, compared to Lennar Homebuilding equity in earnings (loss) of $1.1 million in the first quarter of 2012.

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Lennar Homebuilding other income, net, totaled $4.3 million in the first quarter of 2013, compared to Lennar Homebuilding other income, net, of $4.1 million in the first quarter of 2012.
Lennar Homebuilding interest expense was $46.3 million in the first quarter of 2013 ($19.4 million was included in cost of homes sold, $0.8 million in cost of land sold and $26.0 million in other interest expense), compared to $41.3 million in the first quarter of 2012 ($16.1 million was included in cost of homes sold, $0.4 million in cost of land sold and $24.8 million in other interest expense). Interest expense increased due to an increase in the Company's outstanding debt and an increase in deliveries, partially offset by a lower weighted average interest rate compared to the same period last year.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $16.1 million in the first quarter of 2013, compared to $8.3 million in the first quarter of 2012. The increase in profitability was primarily due to increased volume and margins in the segment's mortgage operations as a result of an increase in refinance transactions and homebuilding deliveries.
Rialto Investments
Operating earnings for the Rialto Investments segment were $1.7 million in the first quarter of 2013 (which included $1.4 million of operating earnings and an add back of $0.3 million of net loss attributable to noncontrolling interests), compared to operating earnings of $9.4 million (which included $5.1 million of operating earnings and an add back of $4.3 million of net loss attributable to noncontrolling interests) in the same period last year. Revenues in this segment were $25.6 million in the first quarter of 2013, which consisted primarily of accretable interest income associated with the segment’s portfolio of real estate loans and fees for managing and servicing assets, compared to revenues of $32.2 million in the same period last year. Revenues decreased primarily due to lower interest income as a result of a decrease in the portfolio of loans. Expenses in this segment were $31.8 million in the first quarter of 2013, which consisted primarily of costs related to its portfolio operations, loan impairments of $7.1 million primarily associated with the segment's FDIC loan portfolio (before noncontrolling interests) and other general and administrative expenses, compared to expenses of $33.4 million, which consisted primarily of costs related to its portfolio operations, due diligence expenses related to both completed and abandoned transactions, and other general and administrative expenses in the same period last year. Expenses decreased primarily due to a decrease in loan servicing expenses.
Rialto Investments equity in earnings from unconsolidated entities was $6.2 million in the first quarter of 2013, which included $6.4 million of equity in earnings related to the Company's share of earnings from the Rialto Real Estate Fund (the “Fund I”). Equity in earnings (loss) from unconsolidated entities was $18.5 million in the first quarter of 2012, which included $8.4 million of net gains primarily related to unrealized gains for the Company's share of the mark-to-market adjustments of the investment portfolio underlying the AllianceBernstein L.P. (“AB”) fund formed under the Federal government’s Public-Private Investment Program (“PPIP”), $2.6 million of interest income earned by the AB PPIP fund and $7.6 millions of equity in earnings related to Fund I.

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The segment also had other income (expense), net, of $1.3 million in the first quarter of 2013, which consisted primarily of rental income and gains realized on the sale of real estate owned (“REO”), partially offset by expenses related to owning and maintaining REO. Rialto Investments other income (expense), net, was ($12.2) million in the first quarter of 2012, which consisted primarily of expenses related to owning and maintaining REO, partially offset by rental income and gains from the acquisitions of REO through foreclosure.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $31.3 million, or 3.2% as a percentage of total revenues, in the first quarter of 2013, compared to $26.8 million, or 3.7% as a percentage of total revenues, in the first quarter of 2012. The increase in corporate general and administrative expenses was primarily due to an increase in personnel related expenses as a result of variable compensation expense.
Noncontrolling Interests
Net loss attributable to noncontrolling interests were ($0.5) million and ($7.0) million, respectively, in the first quarter of 2013 and 2012, primarily attributable to non controlling interests related to the Company's homebuilding and Rialto Investments segments.
Income Taxes
During the first quarter of 2013, the Company concluded that it was more likely than not that a portion of its state deferred tax assets would be utilized. This conclusion was based on additional positive evidence including actual and forecasted earnings. Accordingly, during the first quarter of 2013, the Company reversed $25.1 million of its valuation allowance against its state deferred tax assets. This reversal was offset by a tax provision of $21.5 million primarily related to first quarter 2013 pre-tax earnings. Therefore, the Company had a $3.6 million net benefit for income taxes in the first quarter of 2013. As of February 28, 2013, the Company's remaining valuation allowance against its deferred tax assets was $63.7 million, which is primarily state net operating loss carryforwards, and in future periods could be reversed if additional sufficient positive evidence is present indicating that it is more likely than not that such assets would be realized.
Debt Transactions
During the first quarter of 2013, the Company issued $275 million of 4.125% senior notes due 2018 and an additional $175 million of the 4.750% senior notes due 2022 in a private offering under SEC Rule 144A. The net proceeds of the sale will be used for working capital and general corporate purposes, which may include repayment or repurchase of its other outstanding senior notes.

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Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is focused on distressed real estate asset investments, asset management and workout strategies. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2012. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

A conference call to discuss the Company’s first quarter earnings will be held at 11:00 a.m. Eastern Time on Wednesday, March 20, 2013. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-0508 and entering 5723593 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operation Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	February 28,	February 29,
	2013	2012
Revenues:
Lennar Homebuilding	$868,444	624,433
Lennar Financial Services	95,880	68,215
Rialto Investments	25,622	32,208
Total revenues	$989,946	724,856

Lennar Homebuilding operating earnings	$67,138	19,989
Lennar Financial Services operating earnings	16,102	8,250
Rialto Investments operating earnings	1,351	5,056
Corporate general and administrative expenses	(31,270)	(26,842)
Earnings before income taxes	53,321	6,453
Benefit for income taxes	3,637	1,524
Net earnings (including net loss attributable to noncontrolling interests)	56,958	7,977
Less: Net loss attributable to noncontrolling interests	(534)	(6,991)
Net earnings attributable to Lennar	$57,492	14,968

Average shares outstanding:
Basic	189,548	185,997
Diluted	226,017	213,813

Earnings per share:
Basic	$0.30	0.08
Diluted (1)	$0.26	0.08

Supplemental information:
Interest incurred (2)	$61,376	53,341

EBIT (3):
Net earnings attributable to Lennar	$57,492	14,968
Benefit for income taxes	(3,637)	(1,524)
Interest expense	46,289	41,339
EBIT	$100,144	54,783

(1)
Diluted earnings per share includes an add back of interest of $2.8 million and $2.9 million, respectively, for the three months ended February 28, 2013 and February 29, 2012, related to the Company's 2.00% and 3.25% convertible senior notes.

(2)	Amount represents interest incurred related to Lennar Homebuilding debt.

(3)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended
	February 28,	February 29,
	2013	2012
Lennar Homebuilding revenues:
Sales of homes	$855,081	610,700
Sales of land	13,363	13,733
Total revenues	868,444	624,433

Lennar Homebuilding costs and expenses:
Cost of homes sold	666,084	482,822
Cost of land sold	10,348	10,836
Selling, general and administrative	102,242	91,087
Total costs and expenses	778,674	584,745
Lennar Homebuilding operating margins	89,770	39,688
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities	(867)	1,083
Lennar Homebuilding other income, net	4,266	4,067
Other interest expense	(26,031)	(24,849)
Lennar Homebuilding operating earnings	$67,138	19,989

Lennar Financial Services revenues	$95,880	68,215
Lennar Financial Services costs and expenses	79,778	59,965
Lennar Financial Services operating earnings	$16,102	8,250

Rialto Investments revenues	$25,622	32,208
Rialto Investments costs and expenses	31,771	33,370
Rialto Investments equity in earnings from unconsolidated entities	6,173	18,458
Rialto Investments other income (expense), net	1,327	(12,240)
Rialto Investments operating earnings	$1,351	5,056

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands)
(unaudited)

	At or for the
	Three Months Ended
	February 28, 2013		February 29, 2012
	Homes	Dollar Value	Homes	Dollar Value
Deliveries:
East	1,140	$288,205	1,062	$237,021
Central	575	147,957	387	84,927
West	599	180,749	394	126,015
Southeast Florida	265	71,851	187	49,788
Houston	383	98,995	352	80,768
Other	224	75,837	100	36,103
Total	3,186	$863,594	2,482	$614,622
Of the total home deliveries listed above, 12 homes with a dollar value of $8.5 million represent home deliveries from unconsolidated entities for the three months ended February 28, 2013, compared to 10 deliveries with a dollar value of $3.9 million for the three months ended February 29, 2012.

New Orders:
East	1,552	$412,769	1,246	$292,490
Central	655	175,092	481	104,051
West	578	190,097	515	157,598
Southeast Florida	501	150,673	225	62,462
Houston	517	137,846	424	97,947
Other	252	91,104	131	48,786
Total	4,055	$1,157,581	3,022	$763,334
Of the total new orders listed above, 13 homes with a dollar value of $8.6 million represent new orders from unconsolidated entities for the three months ended February 28, 2013 ,compared to 23 new orders with a dollar value of $8.9 million for the three months ended February 29, 2012.

Backlog:
East	1,788	$494,760	1,132	$278,092
Central	733	195,762	403	84,245
West	687	212,545	419	129,173
Southeast Florida	705	220,098	204	64,920
Houston	650	174,370	427	96,948
Other	359	158,845	126	58,007
Total	4,922	$1,456,380	2,711	$711,385
Of the total homes in backlog listed above, 6 homes with a backlog dollar value of $3.6 million represent the backlog from unconsolidated entities at February 28, 2013, compared to 15 homes with a backlog dollar value of $6.0 million at February 29, 2012.
Lennar's reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in:
East: Florida(1), Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia
Central: Arizona, Colorado and Texas(2)
West: California and Nevada
Southeast Florida: Southeast Florida
Houston: Houston, Texas
Other: Illinois, Minnesota, Oregon and Washington

(1)	Florida in the East reportable segment excludes Southeast Florida, which is its own reportable segment.

(2)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

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LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	February 28,	November 30,	February 29,
	2013	2012	2012
Lennar Homebuilding debt	$4,505,662	4,005,051	3,472,937
Total stockholders' equity	3,495,881	3,414,764	2,722,796
Total capital	$8,001,543	7,419,815	6,195,733
Lennar Homebuilding debt to total capital	56.3%	54.0%	56.1%

Lennar Homebuilding debt	$4,505,662	4,005,051	3,472,937
Less: Lennar Homebuilding cash and cash equivalents	1,112,728	1,146,867	792,165
Net Lennar Homebuilding debt	$3,392,934	2,858,184	2,680,772
Net Lennar Homebuilding debt to total capital (1)	49.3%	45.6%	49.6%

(1)
Net Lennar Homebuilding debt to capital consists of net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus total stockholders' equity).